Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-200745

PROSPECTUS SUPPLEMENT
(To Prospectus dated January 23, 2015 and Prospectus Supplements dated April 11, 2016 and September 19, 2016)

Asterias Biotherapeutics, Inc.

Transferable Warrants to Purchase up to 3,329,035 Shares
of Series A Common Stock
and the Shares Issuable pursuant to such Warrants

We are extending the expiration date of our warrants (the “Warrants”) to purchase up to an aggregate of 3,329,035 shares of our Series A common stock, par value $0.0001 per share (the “Common Stock”), that would otherwise expire at 5:00 p.m. New York City time on February 15, 2017. We are amending the Warrants to extend the expiration date to the close of business at 5:00 p.m. New York City time on September 29, 2017 (the “New Expiration Date”).  The exercise price of the Warrants is unchanged and is $5.00 per share.  We distributed the Warrants, at no charge, to holders of our common stock, except for BioTime, Inc. on April 25, 2016.

Warrant holders who choose to exercise their Warrants may exercise their Warrants until the New Expiration Date by completing the Warrant Certificate and delivering funds equal to the exercise price to American Stock Transfer & Trust Company (the “Warrant Agent”), as further described in our Prospectus Supplement dated April 11, 2016.

The Warrants are listed on the NYSE MKT under the symbol “AST/WS” and the common stock is listed on the NYSE MKT under the symbol “AST”. On February 2, 2017 the last reported sale price for the Warrants was $0.1159 and the Common Stock on the NYSE MKT was $3.75 per share.

This prospectus supplement should be read in conjunction with the prospectus dated January 23, 2015 and Prospectus Supplements dated April 11, 2016 and September 19, 2016.

These securities involve a high degree of risk and should be purchased only by persons who can afford the loss of their entire investment.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is February 3, 2017.